Exhibit 99.1

Old Second Bancorp, Inc.		For Immediate Release
(Nasdaq: OSBC)		July 23, 2009

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Second Quarter Results

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced a loss of $4.29 per diluted share for the second quarter of 2009 on $58.4 million of net loss.  This compares to earnings per diluted share of $.53, on $7.3 million of net income for the same quarter in the prior year.  The loss per diluted share in the first half of 2009 was $4.28, on $57.4 million in net loss, as compared to $.95 of earnings per diluted share, on $12.9 million in net income in the first half of 2008.  The Company recognized a pre-tax goodwill impairment charge of $57.6 million in the second quarter of 2009 as detailed below.   This charge was partially offset by a related tax benefit of $22.0 million.  The Company also recorded a $56.9 million provision for loan losses in the first half of 2009, which included an addition of $47.5 million in the second quarter.  Net loan charge-offs totaled $23.6 million in the first half of 2009, which included $19.2 million of net charge-offs in the second quarter.  The provision for loan losses in the first half of 2008 was $2.8 million, which included an addition of $1.9 million in the second quarter of 2008.  Net loan charge-offs totaled $1.1 million in the first half of 2008, which included $464,000 of net charge-offs in the second quarter of 2008.  The net loss available to common stockholders was $59.7 million and $59.5 million, respectively, for the second quarter and first half of 2009, as compared to net income available to common shareholders of $7.3 million and $12.9 million, respectively, for the same periods in 2008.

In announcing these results, the Company’s Chairman and CEO, William Skoglund, stated, “The financial system in the United States, including our credit markets and markets for real estate and related assets, have been in a state of unprecedented disorder since early 2008.  These nationwide disruptions have resulted in extraordinary declines in the values of real estate and associated asset types, including the availability of ready markets, and have impacted the ability of many borrowers to continue to pay on their obligations.”  Chairman Bill Skoglund added, “Because of these ongoing economic conditions in the second quarter, we greatly increased our provision for loan losses, and experienced an increase in both loans charged off and nonperforming assets, and our net income has declined considerably as a result.  These factors, coupled with the decrease in the market capitalization of our common stock, have resulted in the impairment of goodwill, which caused us to record a noncash charge to earnings of $57.6 million, but that accounting charge was offset by a substantial tax benefit of $22.0 million.”

Goodwill arises from business acquisitions and represents the value attributable to unidentifiable intangible elements in the business acquired.  Of the $57.6 million second quarter 2009 noncash charge, $55.4 million originated from the February 8, 2008 acquisition of HeritageBanc, Inc. and Heritage Bank.  Management regularly reviews the operating environment and strategic direction of Old Second National Bank (“the Bank”) in accordance with accounting guidance, to assess if the fair value of that reporting unit exceeds its carrying amount.  With the decline in the market price per share and earnings, and the increase in nonperforming assets, particularly loans, and the related increase in charge-offs, the second quarter 2009 analysis and valuation process resulted in management’s determination that goodwill was impaired.  The portion of the goodwill intangible asset charge that was attributable to Heritage is tax deductible and has an associated $22.0 million tax benefit.  Although not anticipated, there can be no guarantee that a valuation allowance against the resultant deferred tax asset will not be necessary in future periods.  Given the noncash nature of a goodwill impairment charge, this noninterest expense item had no adverse affect upon the Company’s liquidity position.

At June 30, 2009, the Company’s regulatory total capital and Tier 1 capital to risk weighted assets ratios were 13.15% and 9.94% as compared to 10.76% and 7.66% at December 31, 2008.  The same capital ratios at the Bank were 11.54% and 10.27% at June 30, 2009 compared to 11.54% and 10.29% at December 31, 2008.  All of the Bank’s capital ratios continue to be in excess of the regulatory guidelines for classification as “well-capitalized,” which is the highest regulatory capital classification.

Net interest income increased $1.4 million, from $42.5 million in the first half of 2008, to $43.9 million in the first half of 2009.  Average earning assets increased slightly, by $25.4 million, or .95%, from June 30, 2008 to June 30, 2009, as management continued to place increasing emphasis upon asset quality and loan growth from qualified borrowers was limited.  Average interest bearing liabilities decreased $23.3 million, or .98%, during the same period.  The decrease in average interest bearing liabilities was influenced by these same factors.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased from 3.32% in the first half of 2008 to 3.39% in the first half of 2009.  The average tax-equivalent yield on earning assets decreased from 6.12% in the first half of 2008 to 5.24%, or 88 basis points, in the first half of 2009.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 3.27% to 2.20%, or 107 basis points, and the general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income.

Net interest income decreased $854,000 from $22.5 million in the second quarter of 2008 to $21.7 million in the second quarter of 2009.  The decrease in average earning assets on a quarterly comparative basis was $96.3 million, or 3.5%, from June 30, 2008 to June 30, 2009 due in part to the lack of demand from qualified borrowers.  Average interest bearing liabilities decreased $173.8 million, or 7.1%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.44% in the second quarter of 2008 to 3.42% in the second quarter of 2009.  The average tax-equivalent yield on earning assets decreased from 5.96% in the second quarter of 2008 to 5.20% in the second quarter of 2009, or 76 basis points.  The cost of interest-bearing liabilities also decreased from 2.92% to 2.15%, or 77 basis points in the same period, but the continued higher level of nonaccrual loans combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

In the first half of 2009, the Company recorded a $56.9 million provision for loan losses, which included an addition of $47.5 million in the second quarter.  In the first half of 2008, the provision for loan losses was $2.8 million, which included an addition of $1.9 million in the second quarter.  An additional $3.0 million of allowance for loan losses was also assumed in the Heritage acquisition in the first quarter of 2008.  Nonperforming loans increased to $178.6 million at June 30, 2009 from $108.6 million at December 31, 2008, and $30.7 million at June 30, 2008.  Charge-offs, net of recoveries, totaled $23.6 million and $1.1 million in the first six months of 2009 and 2008, respectively.  Net charge-offs totaled $19.2 million in the second quarter of 2009 and $464,000 in the second quarter of 2008.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  The distribution of the Company’s nonperforming loans at June 30, 2009 is included in the chart below (in thousands):

		90 Days	Restructured	Total Non	% Non
	Nonaccrual	or More	Loans	performing	Performing	Specific
	Total (1)	Past Due	(Accruing)	Loans	Loans	Allocation
Real Estate - Construction	$94,898	$—	$—	$94,898	53.1%	$11,603
Real Estate - Residential:
Investor	28,315	400	—	28,715	16.1%	2,134
Owner Occupied	14,983	430	2,871	18,284	10.2%	652
Revolving and Junior Liens	1,233	—	—	1,233	0.7%	149
Real Estate - Commercial, Nonfarm	22,814	8,846	298	31,958	17.9%	2,041
Real Estate - Commercial, Farm	638	1,392	—	2,030	1.1%	218
Commercial and Industrial	721	222	—	943	0.5%	390
Other	530	—	—	530	0.3%	376
	$164,132	$11,290	$3,169	$178,591	100.0%	$17,563

(1) Nonaccrual loans included $21.8 million in restructured loans, of which $8.7 million is in real estate construction, $5.5 million in commercial real estate, $5.6 million is in real estate - residential investor and $2.0 million is in real estate - owner occupied.

On a linked quarter basis, the largest increase in nonperforming loans was in the real estate construction segment of the loan portfolio.  This segment increased $29.4 million, or 45.0%, despite second quarter charge-offs totaling $15.7 million and year to date charge offs totaling $19.2 million.  This increase was primarily attributable to the continued weakening of economic conditions within that sector, which also hampers the individual borrower’s ability to service its debt from the sale of completed units.  In addition to the general lack of readily available markets for real estate, the problems in this sector are compounded by the continued decline in valuations of the related real estate assets.  The subcomponent detail for the real estate construction segment is as below at June 30, 2009 (in thousands):

Real Estate - Construction

		90 Days	Restructured	Total Non	% Non
	Nonaccrual	or More	Loans	performing	Performing	Specific
	Total	Past Due	(Accruing)	Loans	Loans	Allocation
Homebuilder	$55,853	$—	$—	$55,853	58.9%	$8,695
Commercial	14,930	—	—	14,930	15.7%	328
Land	18,863	—	—	18,863	19.9%	1,185
Other	5,252	—	—	5,252	5.5%	1,395
	$94,898	$—	$—	$94,898	100%	$11,603

Commercial real estate was the Company’s second largest category representing 17.9% of the nonperforming loan portfolio, and 39.6% of this amount consists of strip mall or other retail properties where cash flows are insufficient to support the debt.  Management has been in the process of administering a variety of workout strategies with the borrowers and such remedies could include a restructure option to allow more time to obtain additional tenants for a specific property or liquidation of the borrower.  Management estimated that a loss allocation of $1.4 million was adequate coverage on that category.  The remaining nonperforming commercial real estate loans include a variety of owner occupied and non-owner occupied properties.  Management estimated that a loss allocation of $619,000 was sufficient after charging off $288,000 in the second quarter of 2009.

Approximately 27.7% of the nonperforming commercial real estate category was past due ninety days or more and still accruing.  As of the end of the quarter, management was in various stages of collection on these credits, and believed them to be sufficiently secured in terms of current collateral valuation and/or guarantor support.  Negotiations were in process to bring those loans current via a variety of means, ranging from the borrower selling a property, to a possible refinance, to modified terms that would not meet the threshold for a troubled debt restructuring.  Management believed it is likely these loans can be brought current and returned to performing status, but that outcome is not certain.

Nonperforming residential investor loans consist of multi-family and one to four family properties that totaled $28.7 million and accounted for 16.1% of the nonperforming loan total.  Approximately 13.5% of the Company’s single-family investor loans and 6.8% of the multi-family investor loans were nonperforming as of June 30, 2009.  A significant portion of these totals was attributable to a single borrower relationship totaling $14.7 million and was comprised of approximately $8.3 million in multi-family investment properties and $6.3 million in one to four family investment properties.  This relationship accounted for 51.1% of the total residential investor nonperforming loan total.  Management charged off $867,000 related to that borrower during the second quarter of 2009 and estimated that no additional specific allocations were needed as of June 30, 2009 based upon a review of recent appraisals.

A second single relationship accounted for $6.4 million, or 22.4%, of the nonperforming loans in the residential investor category.  In the aggregate, these credits are secured by forty single-family homes.  These homes are substantially rented with few vacancies, but the cash flow has been insufficient to fully support the contractual repayment terms.  Management has entered into a forbearance agreement with this borrower and this credit was categorized as a troubled debt restructuring within the nonaccrual portfolio.  Under the terms of the forbearance agreement, a cash collateral arrangement has been established whereby all rental receipts are collected by the Company, and the net cash flow after expenses is retained and applied to the loan on a monthly basis.  This net cash flow has been sufficient to provide for principal reductions.  As a result of the cash flow analysis, management has estimated that a specific allocation of $1.6 million was sufficient coverage on this loan relationship.

Other residential investment loans totaling $7.6 million were comprised of several different borrower relationships.  The Bank has deployed a variety of work out methods for these credits and management has estimated a specific allocation of $496,000 would be sufficient to cover the estimated loss on this portfolio segment.  The $400,000 residential investor loan in the table above was past due more than ninety days and still accruing interest does cash flow for repayment purposes and management expects that loan will be brought current.

Residential loans to individuals totaling $18.3 million comprise 10.2% of the nonperforming loans total at June 30, 2009, which was approximately 7.6% of the Company’s total owner occupied residential portfolio.  $2.9 million of this total was considered to be restructured.  This grouping was comprised of credits in forbearance/foreclosure avoidance programs where the borrower’s income source has been impaired and the Company has made a concession to temporarily reduce payments and/or interest rates.  Approximately $15.0 million of the residential portfolio was in nonaccrual status and most of these loans were in various stages of foreclosure.  Approximately $430,000 of the residential category was past due more than ninety days and still accruing interest.  Management has estimated that a specific allocation of $652,000 will be sufficient to cover the estimated loss on this residential portfolio.

Farmland loans totaling $2.0 million comprise 1.1% of the nonperforming loans at June 30, 2009, and approximately 3.8% of this aggregate loan portfolio category was nonperforming.  The ninety days past due and still accruing interest category consisted of a single family farm relationship.  While the cash flows from the farm operation are insufficient to support the current debt structure, there is ample collateral support and management is in the process of negotiating a debt modification plan that includes a voluntary liquidation.

A linked quarter comparison of loans that were classified as performing, but past due thirty to eighty-nine days and still accruing interest, shows that this category increased from $35.6 million at December 31, 2008, to $41.7 million at March 31, 2009, but decreased to $27.2 million at June 30, 2009.  Of the June 30, 2009 past due amount, $2.9 million, or 11.0%, were for various past due commercial land development and construction credits, $3.8 million, or 14.0%, were secured by one to four family real estate credits, $2.2 million, or 7.9%, were secured by multi-family properties, $15.3 million, or 56.2%, were secured by nonfarm nonresidential properties and $2.1 million, or 7.5%, were commercial and industrial credits with the balance of nonperformers attributable to various installment and three small farm loan credits.  Of the $15.3 million that was secured by nonfarm nonresidential properties, one loan to a single borrower of approximately $10.0 million was brought current subsequent to the quarter end.

As of the June 30, 2009 loan portfolio total, the Company had 15.4% invested in real estate construction and development loans and 43.0% invested in commercial real estate, and the Company has generally limited its lending activity to locally known markets and construction lending is typically based upon cost versus appraisal values.  Subsequent valuations were substantially based upon updated appraisals.  Additionally, the Company does not have any material direct exposure to sub-prime loan products as it has focused its real estate lending activities on providing traditional loan products to relationship borrowers in nearby markets versus nontraditional loan products or purchased loans originated by other lenders.

The ratio of the allowance for loan losses to nonperforming loans was 41.74% as of June 30, 2009, as compared to 37.99% at December 31, 2008 and 70.21% at June 30, 2008.  While this ratio decreased as compared to June 30, 2008, management believed the allowance coverage was sufficient due to the estimated loss potential.  Management determines the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth, the quality and composition of the loan portfolio, and loan loss experience.  The latter item is also weighted more heavily upon recent experience.  Management assigned a higher factor for the higher risk construction and development portfolio in the first quarter of 2009 and increased that factor again in the second quarter.  Management also assigned a higher risk factor for segments of the commercial real estate portfolio in the second quarter of 2009.  These changes in estimates were made by management to be directionally consistent with observable trends within both the loan portfolio segments and in conjunction with continued deteriorating market conditions.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 3.37% at June 30, 2009 as compared to 1.82% at December 31, 2008, and 0.97% at June 30, 2008.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $378,000 from $15.2 million at December 31, 2008, to $15.6 million at June 30, 2009.  Of this amount, $9.7 million was attributable to one project that was acquired in December in satisfaction of the outstanding debt.  That project is comprised of residential townhomes, residential townhome lots, lots zoned for condominiums, and lots zoned for retail.  Townhome development in that project totaled $1.9 million in the first half of 2009, which was offset by $1.7 million in townhome sales and other adjustments.  Management based the original estimated value of the project upon appraisals as well as the actual sales data for the townhome portion.  In the second quarter of 2009, management reviewed and lowered the estimated valuations by $3.0 million as it related to the lots zoned for condominium and retail development.  The remaining OREO consisted of multiple properties of different types.  This property group totaled $2.6 million at December 31, 2008 and increased by approximately $3.2 million to $5.8 million as of June 30, 2009.  Activity in the first half of the year included additions of $5.8 million, which was offset by disposals of $2.2 million, and valuation reductions of $390,000, the majority of which was on the combined estimated value of residential real estate including construction lot inventory.  The composition of the OREO properties not related to the mixed use development project at June 30, 2009 included $1.9 million in commercial real estate, $2.0 million in residential lots located in different local communities, and $1.9 million of value was ascribed to thirteen single-family residences.

Noninterest income was $10.0 million during the second quarter of 2009 and $10.1 million during the second quarter of 2008, a decrease of $123,000, or 1.2%.  For the first half of 2009, however, aggregate noninterest income increased by $233,000, or 1.2%, to $19.2 million as compared to $19.0 million for the same period in 2008.  Trust income decreased $344,000, or 15.7%, and $637,000, or 14.6%, for the second quarter and first half of 2009, respectively, primarily due to decreases in the volume of assets under management as asset values have continued to decrease.  Total mortgage banking income in the second quarter of 2009, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $3.3 million, and increased $1.2 million, or 54.6%, from the second quarter of 2008.  The largest increase in income from mortgage operations was in net gain on sales, which resulted from increased volume as borrowers refinanced in the declining rate environment.  The Company has done significant reengineering in its mortgage operations unit, and this process improvement is reflected both in its operating results as well as moving into the number one position in mortgage origination market share in both Kane and Kendall Counties in early 2009.  Those same factors also allowed mortgage-banking operations to increase income $1.8 million, or 40.3%, from $4.5 million in the first half of 2008 to $6.3 million for the same period in 2009.  Service charge income decreased $140,000, or 6.1%, in the second quarter of 2009, and $83,000, or 1.9%, for the year to date period.  The primary source of the decreases for both periods was a decline in overdraft charges.

Realized gains on securities totaled $1.4 million in the second quarter of 2009 and $1.3 million for the year as compared to $1.1 million in the second quarter of 2008 and $1.4 million for that year.  Bank owned life insurance (“BOLI”) income reversed the trend of decreasing return in the second quarter of 2009 and was $14,000, or 4.2%, higher than the same period in 2008, as the rates of return began to stabilize on the underlying insurance investments.  For the first half of 2009, however, BOLI income decreased $146,000, or 23.5%, from the same period in 2008.  The net loss on interest rate swap activity with customers included fee income of $580,000 and $970,000 for the second quarter and first six months of 2009, respectively, but was offset by a credit risk valuation expense of $1.5 million on the estimated aggregate swap position exposure at June 30, 2009.  Other noninterest income decreased $51,000, or 4.0%, in the second quarter of 2009, but was increased by $19,000 for the year to date period.  Even though automatic teller machine surcharge and interchange fees increased for both periods, decreases in fee income from brokerage activities more than outpaced that growth in the second quarter of 2009.

Noninterest expense was $80.5 million during the second quarter of 2009, an increase of $60.4 million, from $20.1 million in the second quarter of 2008.  Excluding the nonrecurring goodwill impairment charge of $57.6 million, and the net OREO valuation adjustment of $2.9 million that was substantially on one multiuse project, noninterest expense decreased by $80,000, or .4%.  Excluding those same exceptions, noninterest expense was $41.1 million during the first half of 2009, an increase of $817,000, or 2.0%, from $40.2 million in the second half of 2008.  The reductions in salaries and benefits expense were significant for both the year to date and quarterly comparative periods.  This expense decreased by $1.9 million, or 16.4%, when comparing the second quarter of 2009 to the same period in 2008.  As previously announced, management made the decision to delay filling open positions and completed a reduction of force late in March 2009.  On a linked quarter basis, management estimates this reduced operating expenses by approximately $2.1 million in the second quarter of 2009.  That initiative, combined with the first quarter elimination of management bonuses and profit sharing contributions, substantially resulted in the $2.6 million, or 11.4%, decrease in employee related expenses when comparing the first six months of 2009 to the same period in 2008.

Occupancy expense increased $86,000, or 5.5%, from the second quarter of 2008 to the second quarter of 2009.  Occupancy expense increased $163,000, or 5.4%, from the first half of 2008 to the first half of 2009.  The increases for both of the above periods were largely due to a second quarter 2009 charge of $125,000 that was recorded for the combined cost of early leasehold termination charges and related acceleration of the leasehold improvement costs for the three branches that are being closed in the third quarter.  Excluding those costs, the largest category increase in occupancy expense for both the quarter and year to date periods was for real estate taxes.  Management is actively reviewing county assessments as part of the overall cost control strategy.  On a quarterly and year to date comparative basis, furniture and equipment expense increased $157,000, or 9.9%, and $111,000, or 3.3%, largely due to increased depreciation costs.

On a quarterly and year to date comparative basis, the Federal Deposit Insurance Corporation (“FDIC”) costs increased $2.1 million, or 681.0%, and $2.6 million, or 429.1%, respectively.  These premium expenses increased industry wide and, in the second quarter of 2009, the FDIC levied an additional special assessment of $1.3 million.  In addition to that assessment and a general increase in insurance rates, we elected to participate in the FDIC’s Temporary Liquidity Guarantee Program, through which all non-interest bearing transaction accounts are fully guaranteed, as are NOW accounts earning less than 0.5% interest, and that election also caused an increase in the assessment.  Second quarter 2009 advertising expense decreased by

$394,000, or 62.0%, when compared to the same period in 2008, primarily due to decreased print advertising and direct mail costs.  Similarly, advertising expense in the first half of 2009 decreased $334,000, or 33.1%, as compared to the first half of 2008.

OREO expense increased $3.0 million in the second quarter and $3.9 million in the first half of 2009 as compared to the same periods in 2008.  The increase for both the quarterly and year to date periods was primarily due to the previously discussed valuation expense.  Excluding that charge, the largest expenses incurred in administering OREO were property taxes and insurance.  Other expense decreased $204,000, or 4.9%, from $4.1 million in the second quarter of 2008 to $3.9 million in the same period of 2009.  This decrease resulted primarily from reductions in mortgage servicing rights impairment recognition, net of amortization charges related to those rights, and decreased sales incentive program costs.  Other expense increased $113,000, or 1.3%, from $8.6 million in the second quarter of 2008 to $8.7 million in the same period of 2009.  This increase was primarily due to increased legal and consulting fees.

An income tax benefit of $37.9 million was recorded in the second quarter of 2009 as compared to $3.3 million in expense in the same period of 2008.  Likewise, an income tax benefit of $38.2 million was recorded in the first half of 2009 as compared to $5.5 million in expense in the same period of 2008.  During the three and six month periods ended June 30, 2009, our taxable income significantly decreased compared to the same periods in 2008, primarily due to the results of our operations during the three and six-month periods ended June 30, 2009.

Total assets decreased $264.4 million, or 8.9%, from December 31, 2008 to close at $2.72 billion as of June 30, 2009.  Loans decreased by $58.1 million as demand from qualified borrowers continued to lessen, but the largest asset category decrease was a $159.3 million, or 39.3% decrease in securities that were available-for-sale.  In addition to experiencing a high rate of securities being called due to the declining rates experienced in the first quarter, the Company also sold bonds and recognized a net realized securities gain of $1.3 million in the first half of 2009.  The largest changes by loan type includes decreases in commercial and industrial, real estate construction and residential real estate loans of $32.2 million, $32.4 million and $16.7 million or 13.2%, 8.7% and 2.4%, respectively.  These decreases were somewhat offset by growth of $23.0 million, or 2.5%, in real estate commercial loans.

Goodwill and other intangible assets are also reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144,  “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.  The Company employs general industry practices in evaluating the impairment of its goodwill and other intangible assets.  The Company calculates the value of goodwill using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value, the price/earnings multiple under the market approach and the change in control premium to market price approach.  The continued decline in enterprise value including a reduction in earnings, and the increase in nonperforming assets, particularly loans and the related increase in charge-offs, the second quarter 2009 analysis and valuation process resulted in a determination by management that goodwill was impaired.  In addition to the valuation adjustment of $1.4 million that was made in the first quarter, a noncash impairment charge of $57.6 million was recorded in the second quarter of 2009.  As disclosed above, the portion of the goodwill intangible asset charge that was attributable to Heritage was tax deductible and had an associated $22.0 million tax benefit, and although not anticipated, there can be no guarantee that a tax valuation allowance will not be necessary in future periods.

Management also performed an annual review of the core deposit and other intangible assets as of February 2009.  Based upon these reviews, management determined there was no impairment of other intangible assets as of June 30, 2009.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to Heritage were $8.9 million at acquisition.

Total deposits decreased $37.9 million, or 1.6%, during the first half of 2009, to close at $2.35 billion as of June 30, 2009.  The category of deposits that declined the most in the first half of 2009 was certificates of deposit, which decreased $45.4 million primarily due to a change in pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate on a certificate of deposit.  Money market deposit accounts decreased by $148.3 million, from $543.3 million to $395.0 million during the same period.  These decreases were offset by growth in NOW deposits of $107.6 million or 39.1% and savings deposits growth of $50.7 million, or 46.1%.  As noted previously, the Company also participates in the expanded FDIC insurance coverage program that became available in November 2008 and is set to expire in December 2009.  The average cost of interest bearing deposits decreased from 2.84% in the second quarter of 2008 to 2.06%, or 78 basis points, in the second quarter of 2009.  Likewise, the average cost of interest bearing liabilities decreased from 2.92% in the second quarter of 2009 to 2.15% in the second quarter of 2008, or 77 basis points.

The most significant borrowing in the first quarter of 2008 occurred in January when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of that new credit facility replaced a $30.0 million revolving line of credit facility previously held between the Company and Marshall & Ilsley Bank.  The new $75.5 million credit facility was comprised of a $30.5 million senior debt facility, which included the $30.0 million revolving line described above, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage, including transaction costs.  The Company reduced the amount outstanding on the Bank of America senior line of credit by $22.7 million in the first half of 2009.  The preceding credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At June 30, 2009, the Company did not comply with two of the financial covenants contained within that credit agreement and the Company is in discussion with Bank of America on this issue.  The Company did not comply with the same two covenants at March 31, 2009 and the lender subsequently granted the Company a waiver, which required payment of a waiver fee as well as reimbursement of costs and expenses related to granting the waiver.  Other major borrowing category changes from December 31, 2008 included a decrease of $158.2 million, or 93.4%, in other short-term borrowings, primarily Federal Home Loan Bank of Chicago (“FHLBC”) advances.  In the stockholders’ equity category, the United States Department of the Treasury completed its investment of $73.0 million in Series B fixed rate cumulative perpetual preferred stock and warrants to purchase common stock of the Company as part of the Capital Purchase Program.  The $4.8 million of fair value that was ascribed to the warrants is carried in additional paid-in capital.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2008.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2009	2008	2009	2008
Summary Income Statement:
Net interest income	$21,674	$22,528	$43,880	$42,468
Provision for loan losses	47,500	1,900	56,925	2,800
Non-interest income	9,980	10,103	19,196	18,963
Non-interest expense	80,508	20,091	101,837	40,252
Income taxes	(37,928)	3,318	(38,244)	5,493
Net (loss) income	(58,426)	7,322	(57,442)	12,886
Net (loss) income available to common stockholders	(59,661)	7,322	(59,478)	12,886

Key Ratios (annualized):
Return on average assets	(8.17)%	0.99%	(3.94)%	0.89%
Return to common shareholders on average assets	(8.35)%	0.99%	(4.08)%	0.89%
Return on average equity	(88.75)%	14.60%	(44.58)%	13.59%
Return on average common equity	(122.37)%	14.60%	(60.85)%	13.59%
Net interest margin (non-GAAP tax equivalent)(1)	3.42%	3.44%	3.39%	3.32%
Efficiency ratio (non-GAAP tax equivalent)(1)	73.55%	60.28%	69.15%	62.80%
Tangible capital to assets	7.37%	4.59%	7.37%	4.59%
Tangible common capital to assets	4.84%	4.59%	4.84%	4.59%
Total capital to risk weighted assets	13.15%	10.54%	13.15%	10.54%
Tier 1 capital to risk weighted assets	9.94%	7.80%	9.94%	7.80%
Tier 1 capital to average assets	8.17%	6.52%	8.17%	6.52%

Per Share Data:
Basic (loss) earnings per share	$(4.29)	$0.53	$(4.29)	$0.96
Diluted (loss) earnings per share	$(4.29)	$0.53	$(4.28)	$0.95
Dividends declared per share	$0.04	$0.16	$0.08	$0.31
Common book value per share	$10.03	$14.56	$10.03	$14.56
Tangible common book value per share	$9.51	$9.65	$9.51	$9.65
Ending number of shares outstanding	13,824,561	13,745,686	13,824,561	13,745,686
Average number of shares outstanding	13,824,561	13,742,576	13,808,266	13,414,758
Diluted average shares outstanding	13,907,725	13,856,956	13,884,727	13,543,834

End of Period Balances:
Loans	$2,212,977	$2,215,927	$2,212,977	$2,215,927
Deposits	2,349,277	2,418,854	2,349,277	2,418,854
Stockholders’ equity	207,261	200,125	207,261	200,125
Total earning assets	2,539,201	2,699,341	2,539,201	2,699,341
Total assets	2,720,237	2,955,967	2,720,237	2,955,967

Average Balances:
Loans	$2,245,779	$2,185,482	$2,253,800	$2,116,949
Deposits	2,388,738	2,425,125	2,397,732	2,353,087
Stockholders’ equity	264,055	201,763	259,817	190,682
Total earning assets	2,635,707	2,732,018	2,704,915	2,679,539
Total assets	2,866,806	2,966,622	2,938,718	2,896,612

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending June 30, 2009 and 2008, respectively, are presented on page 16.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2009	2008	2009	2008

Asset Quality

Charge-offs	$19,353	$560	$23,880	$1,267
Recoveries	116	96	235	176
Net charge-offs	$19,237	$464	$23,645	$1,091
Provision for loan losses	$47,500	$1,900	$56,925	$2,800
Allowance for loan losses to loans	3.37%	0.97%	3.37%	0.97%

	June 30,			December 31,
	2009		2008	2008

Non-accrual loans(1)	$164,132	(1)	$30,158	$106,511
Restructured loans	3,169		—	—
Loans past due 90 days	11,290		583	2,119
Nonperforming loans	178,591		30,741	108,630
Other real estate	15,590		608	15,212
Non-performing assets	$194,181		$31,349	$123,842

(1) Includes $21.8 million in non-accrual restructered loans in June 2009.

Major Classifications of Loans

Commercial and industrial	$211,773	$256,765	$244,019
Real estate - commercial	952,561	812,803	929,576
Real estate - construction	341,350	414,338	373,704
Real estate - residential	684,495	687,912	701,221
Installment	16,502	37,688	19,116
Overdraft	3,104	1,603	761
Lease financing receivables	4,823	6,274	4,396
	2,214,608	2,217,383	2,272,793
Unearned origination fees, net	(1,631)	(1,456)	(1,679)
	$2,212,977	$2,215,927	$2,271,114

Major Classifications of Deposits

Non-interest bearing	$315,599	$316,559	$318,092
Savings	160,697	116,115	109,991
NOW accounts	382,473	317,692	274,888
Money market accounts	395,045	581,350	543,325
Certificates of deposit of less than $100,000	644,208	649,851	696,240
Certificates of deposit of $100,000 or more	451,255	437,287	444,592
	$2,349,277	$2,418,854	$2,387,128

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2009	2008
Assets
Cash and due from banks	$43,198	$66,099
Interest bearing deposits with financial institutions	3,241	809
Federal funds sold	37,284	5,497
Short-term securities available-for-sale	3,176	809
Cash and cash equivalents	86,899	73,214
Securities available-for-sale	246,318	405,577
Federal Home Loan Bank and Federal Reserve Bank stock	13,044	13,044
Loans held-for-sale	23,161	23,292
Loans	2,212,977	2,271,114
Less: allowance for loan losses	74,551	41,271
Net loans	2,138,426	2,229,843
Premises and equipment, net	60,557	62,522
Other real estate owned	15,590	15,212
Mortgage servicing rights, net	1,725	1,374
Goodwill, net	—	59,040
Core deposit and other intangible asset, net	7,238	7,821
Bank-owned life insurance (BOLI)	49,228	48,754
Accrued interest and other assets	78,051	44,912
Total assets	$2,720,237	$2,984,605

Liabilities
Deposits:
Non-interest bearing demand	$315,599	$318,092
Interest bearing:
Savings, NOW, and money market	938,215	928,204
Time	1,095,463	1,140,832
Total deposits	2,349,277	2,387,128
Securities sold under repurchase agreements	26,801	46,345
Federal funds purchased	—	28,900
Other short-term borrowings	11,175	169,383
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	23,184
Accrued interest and other liabilities	21,845	33,191
Total liabilities	2,512,976	2,791,509

Stockholders’ Equity
Preferred stock	68,619	—
Common stock	18,373	18,304
Additional paid-in capital	63,956	58,683
Retained earnings	152,442	213,031
Accumulated other comprehensive loss	(1,330)	(2,123)
Treasury stock	(94,799)	(94,799)
Total stockholders’ equity	207,261	193,096
Total liabilities and stockholders’ equity	$2,720,237	$2,984,605

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	June 30,		June 30,
	2009	2008	2009	2008
Interest and Dividend Income
Loans, including fees	$29,834	$34,257	$59,948	$68,562
Loans held-for-sale	305	184	617	408
Securities, taxable	2,173	4,197	5,969	8,926
Securities, tax exempt	1,416	1,513	2,847	2,997
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	57	17	113	34
Federal funds sold	1	55	3	84
Interest bearing deposits	2	7	4	11
Total interest and dividend income	33,788	40,230	69,501	81,022
Interest Expense
Savings, NOW, and money market deposits	1,546	3,504	3,392	8,314
Time deposits	9,062	11,431	18,763	23,755
Securities sold under repurchase agreements	17	202	115	538
Federal funds purchased	31	193	73	1,163
Other short-term borrowings	74	612	221	1,401
Junior subordinated debentures	1,072	1,072	2,144	2,137
Subordinated debt	309	477	799	792
Notes payable and other borrowings	3	211	114	454
Total interest expense	12,114	17,702	25,621	38,554
Net interest and dividend income	21,674	22,528	43,880	42,468
Provision for loan losses	47,500	1,900	56,925	2,800
Net interest and dividend (expense) income after provision for loan losses	(25,826)	20,628	(13,045)	39,668
Non-interest Income
Trust income	1,846	2,190	3,735	4,372
Service charges on deposits	2,173	2,313	4,285	4,368
Secondary mortgage fees	469	232	878	515
Mortgage servicing income	134	143	271	295
Net gain on sales of mortgage loans	2,710	1,768	5,196	3,713
Securities gains, net	1,391	1,075	1,314	1,383
Increase in cash surrender value of bank owned life insurance	347	333	474	620
Debit card interchange income	635	618	1,211	1,169
Net interest rate swap (losses) gains	(957)	148	(567)	148
Other income	1,232	1,283	2,399	2,380
Total non-interest income	9,980	10,103	19,196	18,963
Non-interest Expense
Salaries and employee benefits	9,676	11,572	20,561	23,195
Occupancy expense, net	1,645	1,559	3,160	2,997
Furniture and equipment expense	1,742	1,585	3,482	3,371
FDIC insurance	2,421	310	3,238	612
Amortization of core deposit and other intangible asset	291	296	583	496
Advertising expense	242	636	674	1,008
Impairment of goodwill	57,579	—	57,579	—
Other real estate expense	2,983	—	3,879	5
Other expense	3,929	4,133	8,681	8,568
Total non-interest expense	80,508	20,091	101,837	40,252
(Loss) income before income taxes	(96,354)	10,640	(95,686)	18,379
(Benefit) provision for income taxes	(37,928)	3,318	(38,244)	5,493
Net (loss) income	$(58,426)	$7,322	$(57,442)	$12,886
Preferred stock dividends and accretion	1,235	—	2,036	—
Net (loss) income available to common stockholders	$(59,661)	$7,322	$(59,478)	$12,886

Basic (loss) earnings per share	$(4.29)	$0.53	$(4.29)	$0.96
Diluted (loss) earnings per share	(4.29)	0.53	(4.28)	0.95
Dividends declared per share	0.04	0.16	0.08	0.31

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended June 30, 2009 and 2008

(Dollar amounts in thousands - unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$2,823	$2	0.28%	$1,218	$7	2.27%
Federal funds sold	4,700	1	0.08	11,362	55	1.92
Securities:
Taxable	198,595	2,173	4.38	355,072	4,197	4.73
Non-taxable (tax equivalent)	145,612	2,178	5.98	155,918	2,328	5.97
Total securities	344,207	4,351	5.06	510,990	6,525	5.11
Dividends from FRB and FHLB stock	13,044	57	1.75	10,416	17	0.65
Loans and loans held-for-sale	2,270,933	30,194	5.26	2,198,032	34,492	6.21
Total interest earning assets	2,635,707	34,605	5.20	2,732,018	41,096	5.96
Cash and due from banks	41,936	—	—	50,625	—	—
Allowance for loan losses	(49,766)	—	—	(20,641)	—	—
Other non-interest bearing assets	238,929	—	—	204,620	—	—
Total assets	$2,866,806			$2,966,622

Liabilities and Stockholders’ Equity
NOW accounts	$336,467	$304	0.36%	$299,556	$655	0.88%
Money market accounts	429,582	1,028	0.96	560,212	2,693	1.93
Savings accounts	150,648	214	0.57	118,547	156	0.53
Time deposits	1,152,368	9,062	3.15	1,137,788	11,431	4.04
Total interest bearing deposits	2,069,065	10,608	2.06	2,116,103	14,935	2.84
Securities sold under repurchase agreements	26,728	17	0.26	47,818	202	1.70
Federal funds purchased	26,157	31	0.47	32,711	193	2.33
Other short-term borrowings	37,390	74	0.78	112,289	612	2.16
Junior subordinated debentures	58,378	1,072	7.35	58,378	1,072	7.35
Subordinated debt	45,000	309	2.72	45,000	477	4.19
Notes payable and other borrowings	500	3	2.37	24,723	211	3.38
Total interest bearing liabilities	2,263,218	12,114	2.15	2,437,022	17,702	2.92
Non-interest bearing deposits	319,673	—	—	309,022	—	—
Accrued interest and other liabilities	19,860	—	—	18,815	—	—
Stockholders’ equity	264,055	—	—	201,763	—	—
Total liabilities and stockholders’ equity	$2,866,806			$2,966,622
Net interest income (tax equivalent)		$22,491			$23,394
Net interest income (tax equivalent) to total earning assets			3.42%			3.44%
Interest bearing liabilities to earnings assets	85.87%			89.20%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months ended June 30, 2009 and 2008

(Dollar amounts in thousands- unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,845	$4	0.43%	$1,010	$11	2.15%
Federal funds sold	6,494	3	0.09	7,631	84	2.18
Securities:
Taxable	259,051	5,969	4.61	374,695	8,926	4.76
Non-taxable (tax equivalent)	146,055	4,380	6.00	155,010	4,611	5.95
Total securities	405,106	10,349	5.11	529,705	13,537	5.11
Dividends from FRB and FHLB stock	13,044	113	1.73	10,109	34	0.67
Loans and loans held-for-sale	2,278,426	60,676	5.30	2,131,084	69,066	6.41
Total interest earning assets	2,704,915	71,145	5.24	2,679,539	82,732	6.12
Cash and due from banks	43,661	—	—	49,282	—	—
Allowance for loan losses	(46,550)	—	—	(19,801)	—	—
Other non-interest bearing assets	236,692	—	—	187,592	—	—
Total assets	$2,938,718			$2,896,612

Liabilities and Stockholders’ Equity
NOW accounts	$305,730	$580	0.38%	$277,485	$1,457	1.06%
Money market accounts	476,703	2,457	1.04	541,938	6,515	2.42
Savings accounts	135,431	355	0.53	110,750	342	0.62
Time deposits	1,166,626	18,763	3.24	1,104,820	23,755	4.32
Total interest bearing deposits	2,084,490	22,155	2.14	2,034,993	32,069	3.17
Securities sold under repurchase agreements	38,333	115	0.60	45,790	538	2.36
Federal funds purchased	30,148	73	0.48	71,573	1,163	3.21
Other short-term borrowings	79,990	221	0.55	99,277	1,401	2.79
Junior subordinated debentures	58,378	2,144	7.35	58,211	2,137	7.34
Subordinated debt	45,000	799	3.53	35,852	792	4.37
Notes payable and other borrowings	9,506	114	2.39	23,471	454	3.83
Total interest bearing liabilities	2,345,845	25,621	2.20	2,369,167	38,554	3.27
Non-interest bearing deposits	313,242	—	—	318,094	—	—
Accrued interest and other liabilities	19,814	—	—	18,669	—	—
Stockholders’ equity	259,817	—	—	190,682	—	—
Total liabilities and stockholders’ equity	$2,938,718			$2,896,612
Net interest income (tax equivalent)		$45,524			$44,178
Net interest income (tax equivalent) to total earning assets			3.39%			3.32%
Interest bearing liabilities to earnings assets	86.73%			88.42%

Notes:  Nonaccrual loans are included in the above stated average balances.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent (Dollar amounts in thousands- unaudited):

	Three Months Ended		Year to Date
	June 30,		June 30,
	2009	2008	2009	2008
Net Interest Margin
Interest income (GAAP)	$33,788	$40,230	$69,501	$81,022
Taxable-equivalent adjustment:
Loans	55	51	111	96
Investments	762	815	1,533	1,614
Interest income - FTE	34,605	41,096	71,145	82,732
Interest expense (GAAP)	12,114	17,702	25,621	38,554
Net interest income - FTE	$22,491	$23,394	$45,524	$44,178
Net interest income - (GAAP)	$21,674	$22,528	$43,880	$42,468
Average interest earning assets	$2,635,707	$2,732,018	$2,704,915	$2,679,539
Net interest margin (GAAP)	3.30%	3.32%	3.27%	3.19%
Net interest margin - FTE	3.42%	3.44%	3.39%	3.32%

Efficiency Ratio
Non-interest expense	$80,508	$20,091	$101,837	$40,252

Less amortization of core deposit and other intangible asset	291	296	583	496
Less impairment of goodwill	57,579	—	57,579	—
Less loss on sale of OREO	(345)	—	(293)	—
Less one time settlement to close office	125	—	125	55
Less merger costs	—	250	—	917
Adjusted Non-interest expense	22,858	19,545	43,843	38,784

Net interest income (GAAP)	21,674	22,528	43,880	42,468
Taxable-equivalent adjustment:
Loans	55	51	111	96
Investments	762	815	1,533	1,614
Net interest income - FTE	22,491	23,394	45,524	44,178
Non-interest income	9,980	10,103	19,196	18,963
Less securities gains, net	1,391	1,075	1,314	1,383
Non-interest income net of securities gains, net, plus net interest income - FTE	31,080	32,422	63,406	61,758
Efficiency ratio	73.55%	60.28%	69.15%	62.80%